Exhibit 99.1

GMS Reports Fourth Quarter and Fiscal Year 2024 Results

Volume Growth Across All Four Major Product Categories Drove

Record Levels of Full Year Net Sales and Strong Cash Flow

Tucker, Georgia, June 20, 2024. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fourth quarter and fiscal year ended April 30, 2024.

Fourth Quarter Fiscal 2024 Highlights

(Comparisons are to the fourth quarter of fiscal 2023 unless otherwise noted)

•	Net sales of $1,413.0 million increased 8.4% as volume growth across the major product lines was partially offset by Steel price deflation; organic net sales increased 4.0%. On a per day basis, net sales were up 6.7% and organic net sales increased 2.4%.

•	Net income of $56.4 million, which was impacted by an increase of $5.9 million in additional tax and financing expenses, decreased 25.4% from $75.6 million. Net income per diluted share of $1.39, compared to $1.80. Net income margin was 4.0% compared to 5.8%; Adjusted net income of $78.1 million, or $1.93 per diluted share, compared to $88.6 million, or $2.11 per diluted share.

•	Adjusted EBITDA of $146.6 million compared to $154.3 million; Adjusted EBITDA margin was 10.4% compared to 11.8%.

•	Cash provided by operating activities of $204.2 million, compared to $204.8 million. Free cash flow of $186.7 million, compared with $185.4 million.

•	Repurchased 174,555 shares of common stock for $16.0 million at an average cost per share of $91.86, compared to 496,737 shares of common stock for $27.9 million at an average cost per share of $56.15.

•	Completed the acquisition of Kamco Supply Corporation (“Kamco”), meaningfully expanding the Company’s presence in New York City.

•	Net debt leverage was 1.7 times Adjusted EBITDA as of the end of the fourth quarter of fiscal 2024 following the acquisition of Kamco, up from 1.5 times Adjusted EBITDA at the end of the third quarter of fiscal 2024 and 1.4 times at the end of the fourth quarter of fiscal 2023.

Full Year Fiscal 2024 Highlights

(Comparisons are to the full year of fiscal 2023, unless otherwise noted)

•	Net sales of $5,501.9 million increased 3.2%; organic net sales increased 0.3%. On a per day basis, net sales were up 2.4% and organic net sales were down 0.5%.

•	Net income of $276.1 million decreased 17.1% compared to net income of $333.0 million. Net income per diluted share of $6.75 decreased from $7.82. Net income margin was 5.0% compared to 6.2%; Adjusted net income of $337.3 million decreased 14.8% compared to $395.7 million. Adjusted net income per diluted share of $8.25 compared to $9.29.

•	Adjusted EBITDA of $615.5 million decreased $50.2 million, or 7.5%; Adjusted EBITDA margin decreased 130 basis points to 11.2% from 12.5%.

•	Cash provided by operating activities of $433.2 million, compared to $441.7 million. Free cash flow of $376.0 million, compared to $389.1 million.

•	Repurchased 1.7 million shares of common stock for $115.6 million at an average cost per share of $67.93, compared to 2.3 million shares of common stock for $110.6 million at an average cost per share of $48.74.

•	Successfully repriced the Company’s Term Loan B, resulting in an expected $3.7 million annualized interest expense savings as compared to the prior terms, or an expected annual $2.6 million benefit to net income.

•	Demonstrating the continued execution of our strategic priorities, including platform expansion and Complementary Products growth, the Company completed three strategic acquisitions and opened five greenfield yard locations.

“We were pleased to deliver solid results for our fourth quarter and full year fiscal 2024, including record levels of net sales for the year,” said John C. Turner, Jr, President and Chief Executive Officer of GMS. “Versus prior year, despite lower single-family full year demand, we delivered volume growth across all our major product categories, which helped offset significant Steel price deflation that occurred at levels beyond our prior expectations. Solid levels of multi-family construction remained in backlog and commercial project activity continued through the end of our fiscal year. Plus, single-family year-over-year Wallboard volume growth for the fourth quarter turned positive for the first time since the fall of 2022. We believe this indicates the start of a mild recovery in an end market that, with considerable pent-up demand, remains poised for a more robust recovery with the expected eventual relief in mortgage rates.”

Turner continued, “As we move into fiscal 2025, we believe we are well prepared for what we expect to be continued changes in end market dynamics, as an improving single-family end market should help to partially offset declining multi-family, and likely commercial, demand as we move throughout the year. While we now anticipate some near-term headwinds, particularly in Wallboard and Steel margins, we expect to deliver improvement in our second quarter and solid results for the full fiscal year. With the typical 3-to-6 month lag in the realization of Wallboard price increases, we expect to see benefits from the implementation of the previously announced pricing actions later this summer. Also, we anticipate recent Steel manufacturer price increases to improve stabilization in pricing for that product category, which has softened further into our first fiscal quarter of 2025, pressuring both our top line and our profitability for the quarter. Leveraging the benefits of our scale, a wide breadth of product offerings and a balanced mix of end markets served, we expect to successfully navigate these shifts in end market demand and price movement during the year, all while continuing to focus on providing outstanding service and continuing the execution of our strategic priorities.”

Fourth Quarter Fiscal 2024 Results

(Comparisons are to the fourth quarter of fiscal 2023 unless otherwise noted)

Net sales for the fourth quarter of fiscal 2024 of $1.41 billion increased 8.4%, or 6.7% on a same day basis, primarily due to volume growth in each of the Company’s four primary product categories as commercial, single-family and multi-family each showed improvement in demand over the prior year quarter. This was the first quarter of positive year-over-year growth in single-family Wallboard volume since the fall of 2022. Offsetting the volume growth was significant year-over-year Steel price deflation, which reduced net sales by an estimated $29 million for the quarter. Organic net sales increased 4.0% in total or 2.4% on a same day basis.

Fourth quarter year-over-year sales by product category were as follows1:

·      Wallboard sales of $586.1 million increased 7.6% (up 6.0% on an organic basis).

·      Ceilings sales of $188.9 million increased 21.7% (up 11.4% on an organic basis).

·      Steel framing sales of $220.5 million decreased 1.5% (down 5.1% on an organic basis).

·      Complementary product sales of $417.6 million increased 9.8% (up 3.5% on an organic basis).

Gross profit of $451.2 million increased 6.3%, primarily due to the favorable impact of our recent acquisitions and the improved volumes we delivered during the quarter. Gross margin decreased 60 basis points to 31.9%, primarily due to the impact of continuing Steel price deflation. Gross margin also

1 For more details on sales by product category, including per day organic sales change due to volume and/or price, mix and foreign exchange, please refer to the tables included at the back of this press release.

includes the negative impact of non-cash purchase accounting adjustments of $1.2 million, compared to $0.5 million.

Selling, general and administrative (“SG&A”) expenses were $315.5 million for the quarter, up from $279.8 million primarily related to our recent acquisitions and greenfield yard openings. Also contributing to the higher SG&A expenses were increased labor costs associated with our improved volume levels across all four of our major product categories, coupled with some inflationary pressures in wages and benefits.

SG&A expense as a percentage of net sales increased 80 basis points to 22.3% for the quarter compared to 21.5%. Reduced revenue from price deflation negatively impacted SG&A leverage by an estimated 55 basis points. Increased wages, benefits and other costs resulting mostly from improved volumes as well as some inflationary pressures in those costs, negatively impacted SG&A leverage by an estimated 15 basis points, and approximately 10 basis points of the remaining variance was primarily due to our recent acquisitions and greenfield yard openings. Adjusted SG&A expense as a percentage of net sales of 21.8% increased 90 basis points from 20.9%.

All in, inclusive of a 4.6% increase in interest expense and a 17.1% increase in income tax expense, net income decreased 25.4% to $56.4 million compared to net income of $75.6 million. Net income per diluted share of $1.39 decreased from $1.80 per diluted share. Adjusted net income was $78.1 million, or $1.93 per diluted share, compared to $88.6 million, or $2.11 per diluted share.

Adjusted EBITDA of $146.6 million compared to $154.3 million. Adjusted EBITDA margin of 10.4% decreased 140 basis points compared to 11.8%.

Balance Sheet, Liquidity and Cash Flow

As of April 30, 2024, the Company had cash on hand of $166.1 million, total debt of $1.3 billion and $655.9 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.7 times Adjusted EBITDA as of the end of the quarter, up from 1.4 times Adjusted EBITDA at the end of the fourth quarter of fiscal 2023.

The Company generated cash from operating activities and free cash flow of $204.2 million and $186.7 million, respectively, for the quarter ended April 30, 2024. For the quarter ended April 30, 2023, the Company generated cash from operating activities and free cash flow of $204.8 million and $185.4 million, respectively.

During the quarter, the Company repurchased 174,555 shares of common stock for $16.0 million. As of April 30, 2024, the Company had $200.5 million of share repurchase authorization remaining.

Platform Expansion Activities

During the fourth quarter of fiscal 2024, the Company continued the execution of its platform expansion activities with the closing of its previously announced acquisition of Kamco Supply Corporation, representing a meaningful expansion for GMS into the New York City market.

Subsequent Event - Platform Expansion

On May 16, 2024, GMS announced that it had entered into an agreement to acquire Yvon Building Supply, Inc. and affiliated companies (“Yvon”) for an aggregate purchase price up to CAD$196.5 million. With seven locations across Ontario, Canada, Yvon provides Wallboard, insulation, Steel Framing, Ceilings and other Complementary Products and related services. This transaction is expected to close in July 2024. Also in May 2024, the Company acquired Howard & Sons Building Materials, Inc., a single location distributor of Wallboard, Steel framing and Complementary Products in Pomona, California.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter and full year fiscal 2024, which ended on April 30, 2024, and other information related to its business at 8:30 a.m. Eastern Time on Thursday, June 20, 2024. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 20, 2024 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13746741.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates over 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, including interest rates, pricing including, by not limited to, the ability to implement and maintain manufacturers’ price increases, commodities pricing, the demand for the Company’s products, the Company’s strategic priorities and the results thereof, service levels and the ability to drive value and results contained in this press release may be considered forward-looking statements. In addition, forward looking statements may include statements regarding the Company’s expectations concerning management’s plans for execution of a stock repurchase program, including the maximum amount, manner and duration of the purchase of the Company’s common stock under its authorized stock repurchase program. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including economic issues, geopolitical issues, and future public health issues, that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of June 20, 2024. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 20, 2024.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2024	2023	2024	2023
Net sales	$1,413,029	$1,304,102	$5,501,907	$5,329,252
Cost of sales (exclusive of depreciation and amortization shown separately below)	961,831	879,626	3,726,806	3,603,307
Gross profit	451,198	424,476	1,775,101	1,725,945
Operating expenses:
Selling, general and administrative	315,518	279,764	1,198,899	1,093,827
Depreciation and amortization	35,603	30,822	133,362	126,907
Total operating expenses	351,121	310,586	1,332,261	1,220,734
Operating income	100,077	113,890	442,840	505,211
Other (expense) income:
Interest expense	(19,021)	(18,184)	(75,461)	(65,843)
Write-off of debt discount and deferred financing fees	(674)	—	(2,075)	—
Other income, net	2,685	2,677	8,862	8,135
Total other expense, net	(17,010)	(15,507)	(68,674)	(57,708)
Income before taxes	83,067	98,383	374,166	447,503
Provision for income taxes	26,680	22,790	98,087	114,512
Net income	$56,387	$75,593	$276,079	$332,991
Weighted average common shares outstanding:
Basic	39,830	41,239	40,229	41,904
Diluted	40,539	41,913	40,906	42,592
Net income per common share:
Basic	$1.42	$1.83	$6.86	$7.95
Diluted	$1.39	$1.80	$6.75	$7.82

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	April 30, 2024	April 30, 2023
Assets
Current assets:
Cash and cash equivalents	$166,148	$164,745
Trade accounts and notes receivable, net of allowances of $16,930 and $13,636, respectively	849,993	792,232
Inventories, net	580,830	575,495
Prepaid expenses and other current assets	42,352	17,051
Total current assets	1,639,323	1,549,523
Property and equipment, net of accumulated depreciation of $309,850 and $264,650, respectively	472,257	396,419
Operating lease right-of-use assets	251,207	189,351
Goodwill	853,767	700,813
Intangible assets, net	502,688	399,660
Deferred income taxes	21,890	19,839
Other assets	18,708	11,403
Total assets	$3,759,840	$3,267,008
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$420,237	$377,003
Accrued compensation and employee benefits	125,610	119,887
Other accrued expenses and current liabilities	111,204	107,675
Current portion of long-term debt	50,849	54,035
Current portion of operating lease liabilities	49,150	47,681
Total current liabilities	757,050	706,281
Non-current liabilities:
Long-term debt, less current portion	1,229,726	1,044,642
Long-term operating lease liabilities	204,865	141,786
Deferred income taxes, net	62,698	51,223
Other liabilities	44,980	48,319
Total liabilities	2,299,319	1,992,251
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 39,754 and 40,971 shares issued and outstanding as of April 30, 2024 and 2023, respectively	397	410
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2024 and 2023	—	—
Additional paid-in capital	334,596	428,508
Retained earnings	1,157,047	880,968
Accumulated other comprehensive loss	(31,519)	(35,129)
Total stockholders' equity	1,460,521	1,274,757
Total liabilities and stockholders' equity	$3,759,840	$3,267,008

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended April 30,
	2024	2023
Cash flows from operating activities:
Net income	$276,079	$332,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,362	126,907
Write-off and amortization of debt discount and debt issuance costs	4,704	1,468
Equity-based compensation	22,436	22,098
Gain on disposal of assets	(729)	(1,413)
Deferred income taxes	3,685	220
Other items, net	8,766	13,270
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(26,573)	(37,024)
Inventories	17,067	(16,802)
Prepaid expenses and other assets	(18,652)	1,367
Accounts payable	22,147	6,665
Accrued compensation and employee benefits	5,795	11,754
Other accrued expenses and liabilities	(14,838)	(19,764)
Cash provided by operating activities	433,249	441,737
Cash flows from investing activities:
Purchases of property and equipment	(57,247)	(52,672)
Proceeds from sale of assets	2,668	2,879
Acquisition of businesses, net of cash acquired	(376,192)	(61,677)
Cash used in investing activities	(430,771)	(111,470)
Cash flows from financing activities:
Repayments on revolving credit facility	(605,409)	(647,247)
Borrowings from revolving credit facility	765,373	546,113
Payments of principal on long-term debt	(2,500)	(5,110)
Payments of principal on finance lease obligations	(41,786)	(35,845)
Borrowings from term loan amendments	390,574	—
Repayments of term loan amendments	(390,076)	—
Repurchases of common stock	(116,439)	(110,776)
Payment of acquisition holdback liability	—	(13,500)
Debt issuance costs	(7,070)	(3,157)
Proceeds from exercises of stock options	6,336	4,715
Payments for taxes related to net share settlement of equity awards	(4,026)	(4,005)
Proceeds from issuance of stock pursuant to employee stock purchase plan	4,586	3,203
Cash used in financing activities	(437)	(265,609)
Effect of exchange rates on cash and cash equivalents	(638)	(1,829)
Increase in cash and cash equivalents	1,403	62,829
Cash and cash equivalents, beginning of year	164,745	101,916
Cash and cash equivalents, end of year	$166,148	$164,745
Supplemental cash flow disclosures:
Cash paid for income taxes	$120,352	$110,366
Cash paid for interest	70,798	61,752

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Year Ended
	April 30, 2024	% of Total	April 30, 2023	% of Total	April 30, 2024	% of Total	April 30, 2023	% of Total

Wallboard	$586,052	41.5%	$544,684	41.8%	$2,263,337	41.1%	$2,151,505	40.4%
Ceilings	188,873	13.4%	155,135	11.9%	695,151	12.6%	628,821	11.8%
Steel framing	220,499	15.6%	223,810	17.2%	892,730	16.2%	1,011,309	19.0%
Complementary products	417,605	29.5%	380,473	29.1%	1,650,689	29.9%	1,537,617	28.9%
Total net sales	$1,413,029		$1,304,102		$5,501,907		$5,329,252

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended April 30,			Three Months Ended April 30,
	2024	2023	Change	2024	2023	Change
Wallboard	$586.0	$544.7	7.6%	$577.4	$544.7	6.0%
Ceilings	188.9	155.1	21.7%	172.8	155.1	11.4%
Steel framing	220.5	223.8	(1.5)%	212.4	223.8	(5.1)%
Complementary products	417.6	380.5	9.8%	393.7	380.5	3.5%
Total net sales	$1,413.0	$1,304.1	8.4%	$1,356.3	$1,304.1	4.0%

	Net Sales			Organic Sales
	Year Ended April 30,			Year Ended April 30,
	2024	2023	Change	2024	2023	Change
Wallboard	$2,263.3	$2,151.5	5.2%	$2,248.1	$2,151.5	4.5%
Ceilings	695.2	628.8	10.6%	667.4	628.8	6.1%
Steel framing	892.7	1,011.3	(11.7)%	877.6	1,011.3	(13.2)%
Complementary products	1,650.7	1,537.6	7.4%	1,554.0	1,537.6	1.1%
Total net sales	$5,501.9	$5,329.2	3.2%	$5,347.1	$5,329.2	0.3%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended April 30,			Three Months Ended April 30,
	2024	2023	Change	2024	2023	Change
Wallboard	$9.2	$8.6	5.9%	$9.0	$8.6	4.3%
Ceilings	3.0	2.5	19.8%	2.7	2.5	9.7%
Steel framing	3.4	3.6	(3.0)%	3.3	3.6	(6.6)%
Complementary products	6.5	6.0	8.0%	6.2	6.0	1.9%
Total net sales	$22.1	$20.7	6.7%	$21.2	$20.7	2.4%

	Per Day Net Sales			Per Day Organic Sales
	Year Ended April 30,			Year Ended April 30,
	2024	2023	Change	2024	2023	Change
Wallboard	$8.9	$8.5	4.4%	$8.8	$8.5	3.7%
Ceilings	2.7	2.5	9.7%	2.6	2.5	5.3%
Steel framing	3.5	4.0	(12.4)%	3.4	4.0	(13.9)%
Complementary products	6.5	6.1	6.5%	6.1	6.1	0.3%
Total net sales	$21.6	$21.1	2.4%	$20.9	$21.1	(0.5)%

	Per Day Organic Growth(a)		Per Day Organic Growth(a)
	Three Months Ended April 30, 2024		Year Ended April 30, 2024
	Volume	Price/Mix/Fx	Volume	Price/Mix/Fx
Wallboard	6.3%	(1.9)%	2.0%	1.7%
Ceilings	5.5%	4.2%	3.5%	1.8%
Steel framing	6.9%	(13.5)%	10.8%	(24.7)%

(a) Given the wide breadth of offerings and units of measure in Complementary Products, detailed price vs volume reporting is not available at a consolidated level.

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2024	2023	2024	2023

Net income	$56,387	$75,593	$276,079	$332,991
Interest expense	19,021	18,184	75,461	65,843
Write-off of debt discount and deferred financing fees	674	—	2,075	—
Interest income	(610)	(897)	(1,754)	(1,287)
Provision for income taxes	26,680	22,790	98,087	114,512
Depreciation expense	18,640	15,964	69,206	61,177
Amortization expense	16,963	14,858	64,156	65,730
EBITDA	$137,755	$146,492	$583,310	$638,966
Stock appreciation expense(a)	1,983	1,815	5,391	7,703
Redeemable noncontrolling interests(b)	302	(25)	1,427	1,178
Equity-based compensation(c)	3,644	3,019	15,618	13,217
Severance and other permitted costs(d)	307	2,372	2,628	2,788
Transaction costs (acquisitions and other)(e)	1,483	807	4,856	1,961
Gain on disposal of assets(f)	(66)	(799)	(729)	(1,413)
Effects of fair value adjustments to inventory(g)	1,183	487	1,633	1,123
Debt transaction costs(h)	(13)	173	1,320	173
EBITDA adjustments	8,823	7,849	32,144	26,730
Adjusted EBITDA	$146,578	$154,341	$615,454	$665,696

Net sales	$1,413,029	$1,304,102	$5,501,907	$5,329,252
Adjusted EBITDA Margin	10.4%	11.8%	11.2%	12.5%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2024	2023	2024	2023
Cash provided by operating activities	$204,223	$204,810	$433,249	$441,737
Purchases of property and equipment	(17,519)	(19,422)	(57,247)	(52,672)
Free cash flow (a)	$186,704	$185,388	$376,002	$389,065

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2024	2023	2024	2023
Selling, general and administrative expense	$315,518	$279,764	$1,198,899	$1,093,827

Adjustments
Stock appreciation expense(a)	(1,983)	(1,815)	(5,391)	(7,703)
Redeemable noncontrolling interests(b)	(302)	25	(1,427)	(1,178)
Equity-based compensation(c)	(3,644)	(3,019)	(15,618)	(13,217)
Severance and other permitted costs(d)	(307)	(2,384)	(2,628)	(2,875)
Transaction costs (acquisitions and other)(e)	(1,483)	(807)	(4,856)	(1,961)
Gain on disposal of assets(f)	66	799	729	1,413
Debt transaction costs(g)	13	(173)	(1,320)	(173)
Adjusted SG&A	$307,878	$272,390	$1,168,388	$1,068,133

Net sales	$1,413,029	$1,304,102	$5,501,907	$5,329,252
Adjusted SG&A margin	21.8%	20.9%	21.2%	20.0%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2024	2023	2024	2023

Income before taxes	$83,067	$98,383	$374,166	$447,503
EBITDA adjustments	8,823	7,849	32,144	26,730
Write-off of discount and deferred financing fees	674	—	2,075	—
Acquisition accounting depreciation and amortization (1)	12,243	11,111	44,377	49,931
Adjusted pre-tax income	104,807	117,343	452,762	524,164
Adjusted income tax expense	26,726	28,749	115,454	128,420
Adjusted net income	$78,081	$88,594	$337,308	$395,744
Effective tax rate (2)	25.5%	24.5%	25.5%	24.5%

Weighted average shares outstanding:
Basic	39,830	41,239	40,229	41,904
Diluted	40,539	41,913	40,906	42,592
Adjusted net income per share:
Basic	$1.96	$2.15	$8.38	$9.44
Diluted	$1.93	$2.11	$8.25	$9.29

(1) Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Materials, Ames Taping Tools and Kamco Supply Corporation.

(2) Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.